UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 12, 2006

Date of Report (Date of earliest event reported)

TNS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-32033	36-4430020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File No.)	Identification No.)

11480 Commerce Park Drive, Suite 600, Reston, Virginia 20191-1406

(Address of principal executive offices and zip code)

(703) 453-8300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 12, 2006, Transaction Network Services, Inc. (the “Company”), a wholly owned subsidiary of TNS, Inc., entered into a management agreement (“Employment Agreement”) with Heidi Goff (“Ms. Goff”), who will continue to serve as the Company’s Executive Vice President and General Manager, POS.

The Employment Agreement provides for a term that will continue until (i) Ms. Goff’s disability or death, (ii) her decision to terminate her employment relationship with the Company for or without good reason, or (iii) the decision by the Company’s Chief Executive Officer (“CEO”) or Chief Operating Officer (“COO”) to terminate Ms. Goff’s employment with or without cause.

Under the Employment Agreement, “good reason” means any of the following:  (i) Ms. Goff is assigned any duties substantially inconsistent with her responsibilities as described in the Employment Agreement; (ii) the Company reduces Ms. Goff’s annual base salary; or (iii) any material reduction of benefits provided to Ms. Goff pursuant to the Employment Agreement, other than in connection with a reduction in benefits generally applicable to senior executives of the Company.

If Ms. Goff’s employment is terminated without cause or if she resigns for good reason, Ms. Goff would be entitled to receive payment of her then current base salary for one year or six months thereafter (based on the applicable non-compete period), payable in equal installments on the Company’s regular salary payment dates.

The Employment Agreement requires Ms. Goff to protect the confidentiality of the Company’s proprietary and confidential information. Ms. Goff has also agreed not to compete with the Company or solicit the Company’s employees or customers for a period of one year if she is terminated without cause or resigns for good reason, or for a period of six months if she is terminated for any other reason.

In accordance with her Employment Agreement, Ms. Goff’s annual base salary was initially set at $226,600, subject to any increase based upon the achievement of budgetary or other objectives set by the CEO or COO. In addition, Ms. Goff is eligible for an annual incentive bonus targeted to equal 35% of her annual base salary, based upon the achievement of budgetary and other objectives set by the CEO or COO. Furthermore, Ms. Goff is entitled to certain insurance, leave, automobile and other fringe benefits and is eligible to participate in all other employee benefit plans and programs offered by the Company to its senior executives generally, in accordance with the terms of those plans and programs.

The above description is qualified in its entirety by reference to the complete agreement to be filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNS, INC.

Dated: June 15, 2006	By:	/s/ Henry H. Graham, Jr.
Henry H. Graham, Jr.
Executive Vice President, Chief Financial Officer and Treasurer